EXHIBIT 99.1

Hong Kong Exchanges and Clearing Limited and The Stock Exchange of Hong Kong Limited take no responsibility for the contents of this announcement, make no representation as to its accuracy or completeness and expressly disclaim any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this announcement.

INSIDE INFORMATION
RETIREMENT OF PRESIDENT AND
CHIEF EXECUTIVE OFFICER
RETIREMENT OF DIRECTOR
RETIREMENT OF MEMBER OF SANDS CHINA CAPITAL
EXPENDITURE COMMITTEE

This announcement is issued pursuant to Part XIVA of the Securities and Futures Ordinance and Rules 13.09(2)(a) and 13.51(2) of the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited.

The  board  of  directors  (the  “Board”)  of  Sands  China  Ltd.  (the  “Company”)  announces  the retirement of Mr. Edward Matthew Tracy (“Mr. Tracy”) as President and Chief Executive Officer of the Company, a director of the Company, a member of the Sands China Capital Expenditure Committee, and a director of various subsidiaries of the Company, in each case, with effect from March 6, 2015.

Mr. Tracy served as President and Chief Operating Officer of the Company from July 2010 to July 2011 and served as a Special Advisor to the Sands China Capital Expenditure Committee from March 2011 to July 2011. Mr. Tracy was appointed as the President and Chief Executive Officer of the Company and as a director of the Company in July 2011.

Mr. Tracy has decided to retire. He will be engaged by the Company as a consultant from March 7, 2015.  Mr. Tracy will continue to work with the senior management team during the transition and consultancy.

Mr. Tracy has confirmed that he has no disagreement with the Board, and there are no matters that need to be brought to the attention of the shareholders of the Company in respect of his retirement.

The Board wishes to express its gratitude to Mr. Tracy for his service to the Board, the Company and the Company’s shareholders throughout this time.

It is proposed that the Nomination Committee of the Board will meet on January 23, 2015 and, in accordance with its terms of reference, consider candidates and make recommendations to the Board on the appointment of a new Chief Executive Officer of the Company.

By order of the Board SANDS CHINA LTD. Toh Hup Hock Executive Director

Macao, January 16, 2015

As at the date of this announcement, the directors of the Company are:

Executive Directors:
Edward Matthew Tracy
Toh Hup Hock

Non-Executive Directors:
Sheldon Gary Adelson
Michael Alan Leven (David Alec Andrew Fleming as his alternate)
Charles Daniel Forman
Robert Glen Goldstein

Independent Non-Executive Directors:
Iain Ferguson Bruce
Chiang Yun
David Muir Turnbull
Victor Patrick Hoog Antink
Steven Zygmunt Strasser

This announcement is prepared in English and Chinese. In case of inconsistency, please refer to the English version as it shall prevail.